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                                                                 EXHIBIT 3.2


                                                                 EXECUTION COPY.









                              PSF HOLDINGS, L.L.C.


        SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

                          Dated as of April 16, 1997


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                               Table of Contents

                                                                        Page

ARTICLE 1  DEFINITIONS...............................................     2

ARTICLE 2  FORMATION AND PURPOSE.....................................     2
               2.1   Formation.......................................     2
               2.2   Name............................................     2
               2.3   Registered Office/Agent.........................     2
               2.4   Term............................................     2
               2.5   Purpose.........................................     2
               2.6   Specific Powers.................................     3
               2.7   Certificate.....................................     4

ARTICLE 3  MEMBERSHIP AND CAPITAL....................................     4
               3.1   Members.........................................     4
               3.2   Return of Capital Contributions, etc............     4
               3.3   Additional Members; Classes of Members..........     4
               3.4   Units...........................................     5
               3.5   Percentage Interest.............................     5
               3.6   Additional Units................................     5
               3.7   Rights to Repurchase Interest of Employee Members    6

ARTICLE 4  STATUS OF MEMBERS.........................................     7
               4.1   Limited Liability...............................     7
               4.2   Return of Distributions of Capital..............     7

ARTICLE 5  DESIGNATION, RIGHTS, AUTHORITIES, POWERS,
           RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS
           AND MEMBERS...............................................     7

          5.1   Management by Board of Managers......................     7
              5.1.1  Appointment of Managers.........................     7
              5.1.2  Resignation of Managers.........................     8
              5.1.3  Authority; Actions of the Board of Managers.....     8
              5.1.4  Meetings of the Board of Managers...............     8
              5.1.5  Compensation....................................     9
          5.2   Rights of Members....................................     9
              5.2.1  Voting Rights...................................     9
              5.2.2  Class B Members.................................    10
              5.2.3  Meetings of the Members.........................    11
              5.2.4  Compensation....................................    12
              5.2.5  Representatives.................................    12
              5.2.6  Restrictions on Powers..........................    13

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            5.3  Officers; Agents.......................................     13
               5.3.1  Power to Appoint..................................     13
               5.3.2  Officers..........................................     13
               5.3.3  Management Option Plan Committee..................     13

 ARTICLE 6  BOOKS, RECORDS, ACCOUNTING, AND REPORTS.....................     14
            6.1   Books and Records.....................................     14
            6.2   Delivery to Member; Inspection; etc...................     14
            6.3   Financial Statements..................................     15
            6.4   Filings...............................................     15
            6.5   Non-Disclosure........................................     15
            6.6   Record holders of Interests...........................     16

 ARTICLE 7  DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS............     16
            7.1   Board of Managers' Determination......................     16
            7.2   Distributions.........................................     16
            7.3   Accounting for Partnership Profit and Loss............     16
                7.3.1  Capital Account..................................     16
                7.3.2  Allocation of Net Profit and Net Loss, etc. --
                       General Rule.....................................     16
                7.3.3  Special Allocations and Capital Account Adjustments   17
                7.3.4  Interpretation...................................     18
                7.3.5  Withholdings.....................................     18
                7.3.6  Changes in Members' Interest.....................     18
                7.3.7  Property Distributions and Installment Sales.....     18
                7.3.8  Adjustments to Capital Accounts..................     19

 ARTICLE 8  TAX MATTERS MEMBERS.........................................     19
            8.1   Tax Matters Member....................................     19
            8.2   Indemnity of Tax Matters Member.......................     19
            8.3   Information Furnished.................................     20
            8.4   Notice of Proceedings, etc............................     20
            8.5   Notices to Tax Matters Member.........................     20

 ARTICLE 9  TRANSFER OF INTERESTS.......................................     20
            9.1   Transfer by Members...................................     20
            9.2   Assignee..............................................     21
            9.3   Restriction on Foreign Ownership of Units.............     22
            9.4   Other Restrictions on Transfer........................     22

 ARTICLE 10 ADMISSION AS MEMBER.........................................     23
            10.1   Requirements.........................................     23
            10.2   Consent..............................................     23
            10.3   No Dissolution.......................................     23
            10.4   Admission upon exercise of Warrants and Options......     24

 ARTICLE 11 LIMITATIONS ON RIGHTS AND POWERS OF THE MEMBERS;
          AMENDMENTS....................................................     24


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            11.1   Specific Limitations................................      24
            11.2   Amendments to Agreement.............................      24

 ARTICLE 12 DISSOLUTION OF COMPANY.....................................      25
            12.1   Termination of Membership...........................      25
            12.2   Events of Dissolution or Liquidation................      25
            12.3   Liquidation.........................................      25
            12.4   Distributions to Members............................      25
            12.5   No Action for Dissolution...........................      25
            12.6   No Further Claim....................................      26

 ARTICLE 13 INDEMNIFICATION............................................      26
            13.1   General.............................................      26
            13.2   Exculpation.........................................      27
            13.3   Persons Entitled to Indemnity.......................      27
            13.4   Procedure Agreements................................      27
            13.5   Fiduciary and Other Duties..........................      27

 ARTICLE 14 RIGHT TO CONVERT TO CORPORATE FORM.........................      28

 ARTICLE 15 LIMITED LIABILITY..........................................      28

 ARTICLE 16 MISCELLANEOUS..............................................      29
            16.1   Additional Documents................................      29
            16.2   General.............................................      29
            16.3   Notices.............................................      29
            16.4   Execution of Papers.................................      29
            16.5   Disputed Matters....................................      30
            16.6   Gender and Number...................................      30
            16.7   Severability........................................      30
            16.8   Massachusetts Business Trust Legend.................      31
            16.9   Headings............................................      31
            16.10  No Third Party Rights...............................      31

 Exhibit A  Defined Terms..............................................       1

 Exhibit B  Members and Percentage Interests...........................       1

 Exhibit C  Officers...................................................       1
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                              PSF HOLDINGS, L.L.C.

                          SECOND AMENDED AND RESTATED
                      LIMITED LIABILITY COMPANY AGREEMENT

     THIS LIMITED LIABILITY COMPANY AGREEMENT of PSF Holdings, L.L.C. is dated as of April 16, 1997, by and among the Persons set forth in Exhibit B hereto, and certain other Persons from time to time admitted as Members of the Company and becoming a party hereto, and amends and restates, in its entirety, the Amended and Restated Limited Liability Company Agreement of PSF Holdings, L.L.C. dated as of September 17, 1996.

     WHEREAS, PSF Holdings, L.L.C. was initially organized as a limited liability company under the laws of Delaware on September 10, 1996, pursuant to an order of the United States Bankruptcy Court for the District of Delaware entered September 6, 1996 (the "Confirmation Order") in the Chapter 11 cases of PSF Finance L.P., a Delaware limited partnership organized on August 6, 1991, and certain affiliated entities (case nos. 96-1032 (HSB) et al.), confirming the Debtors' Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan") with the Pre-Merger Members being the members of PSF Holdings, L.L.C.

     WHEREAS, on September 17, 1996, pursuant to the Confirmation Order and pursuant to the Plan, the former partners of PSF Finance L.P. (collectively, the "Original Partners") caused PSF Finance L.P. to be converted to a limited liability company under the laws of Delaware by merger with PSF Holdings, L.L.C. (the "Merger") pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and the Act (as so merged, the "Company"), thereby becoming the original Members of the Company (the "original Members"), the Pre-Merger Members having withdrawn in connection with the Merger.

     WHEREAS, the Original Partners that became the original Members of this Company and certain additional Persons admitted as Members (collectively, the "Members") adopted the Amended and Restated Limited Liability Company Agreement, dated as of September 17, 1996, in order to continue the business and affairs of PSF Finance L.P. as a limited liability company and to set forth the understanding of the Members with respect to, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters.

     WHEREAS, the Members desire to amend and restate the Amended and Restated Limited Liability Company Agreement.

     NOW, THEREFORE, the Members agree as follows:

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                                   ARTICLE 1

                                  DEFINITIONS

     For purposes of this Agreement, certain capitalized terms have specifically defined meanings which are either set forth or referred to in Exhibit A attached hereto and incorporated herein by reference.

                                   ARTICLE 2

                             FORMATION AND PURPOSE

     2.1 Formation. The Members hereby continue the business of PSF Finance L.P. and the Company pursuant to and in accordance with the Act. The rights and liabilities of the Members and Assignees of all such Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member or Assignee are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2 Name. The name of the Company is "PSF Holdings, L.L.C.". The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate or advisable. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate or advisable.

     2.3 Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be c/o Corporation Trust Company at 1209 Orange Street, Wilmington, DE 19801. The name and address of the registered agent of the Company pursuant to the Act shall initially be Corporation Trust Company at 1209 Orange Street, Wilmington, DE 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

     2.4 Term. The term of the Company shall continue until December 31, 2046 or such later date as shall be designated by the Board of Managers unless sooner terminated as hereinafter provided.

     2.5 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is owning a corporation engaged in the raising, farrowing, processing, finishing and marketing of hogs, and all other business activities which may lawfully be engaged in by a limited liability company pursuant to the Act which the Board of Managers determines are necessary, advisable, convenient or incidental to the business of the Company.

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     2.6      Specific Powers.  Without limiting the generality of Section 2.5 hereof, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

           2.6.1 to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

           2.6.2 to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

           2.6.3 to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member, any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

           2.6.4 to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

           2.6.5 to lend money, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

           2.6.6 to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name or otherwise;

           2.6.7 to appoint employees and agents of the Company, and define their duties and fix their compensation;

           2.6.8 to indemnify any Person in accordance with the Act or otherwise to the extent not prohibited by the Act or other applicable law;

           2.6.9   to cease its activities and cancel its Certificate;

           2.6.10 to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

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           2.6.11   to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;

           2.6.12 to make contracts of guaranty and suretyship which are necessary or convenient to the conduct, promotion or attainment of the business of a corporation all or a majority of the outstanding stock of which is owned, directly or indirectly, by the Company.

           2.6.13 to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

           2.6.14 to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

     2.7 Certificate. William R. Patterson is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, provided, however, that such designation is subject in all events to the right of the Board of Managers to cancel any such designation and to designate another such authorized person as the Board of Managers deems necessary from time to time.

                                   ARTICLE 3

                             MEMBERSHIP AND CAPITAL

     3.1 Members. The Members in the Company shall be listed on Exhibit B hereto (which may reflect nominee names of the beneficial holders), which sets forth the agreed Capital Contribution and the agreed Capital Account (as adjusted pursuant to Section 7.3.8) of each Member as of the date hereof, and the number and class of Units held by such Members on the date hereof.

     3.2 Return of Capital Contributions, etc. No Member shall have the right to demand a return of all or any part of such Member's Capital Contributions. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. Interest may be paid to each Member with respect to such Member's Capital Contributions on terms and at a rate to be determined from time to time by the Board of Managers.

     3.3 Additional Members; Classes of Members. Except for transferees of Interests who become Members pursuant to Article 10 and Members to whom Interests are issued pursuant to Section 3.6, no additional Members shall be admitted to the Company without the consent of the Board of Managers and the Required Members. For purposes of

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the Act, the Members shall constitute two classes of Members, the Class A
Members and the Class B Members, unless and to the extent that this Agreement specifically provides for different classes or groups of Members of the Company.

     3.4      Units.

           3.4.1 For convenience in determining the rights and interests of Persons that may from time to time hold warrants or options to acquire an interest in the Company and become Members, the Interests of each Member shall be divided into Units.

           3.4.2 The Units shall be divided into two classes, Class A Units (the "Class A Units") and Class B Units (the "Class B Units" and, together with the Class A Units, the "Units"). Except as otherwise provided in Section 5.2.2, the Class A Units and Class B Units shall be identical and will entitle the holders thereof to the same rights and privileges. Notwithstanding anything herein to the contrary (i) each Class B Unit Transferred to a party other than a MS Member shall, upon the election of such party, convert into one Class A Unit immediately following such Transfer, and (ii) each Class A Unit Transferred to a MS Member shall convert automatically, immediately following such Transfer, without further action on the part of any party, into one Class B Unit; provided that in the case of clauses (i) and (ii) above, in the event of any change in the Units of the Company by reason of merger, consolidation, recapitalization, split, division or subdivision, combination, conversion, exchange of Units or other change in the capital or organization structure of the Company, then the number and kind of Units shall be appropriately and equitably adjusted so that the holders of such Units shall receive upon conversion, purchase or Transfer of the Units, the number of Units or other securities or property that such holder would have received in respect of the Units had such Units been converted, purchased or Transferred immediately prior to such event.

           3.4.3 The Board of Managers may provide that the Units shall be certificated. Unless and until such action, the Units shall be uncertificated, and the Units and Percentage Interests of each Member shall be evidenced by Exhibit B, as amended from time to time to reflect the issuance or repurchase of any Units, the admission of new Members and any other adjustments required under this Agreement, including under
      Section 7.3.8.

     3.5 Percentage Interest. The percentage interests of each Member in the profits and capital of the Company (each a "Percentage Interest") shall be determined by dividing the number of Units held by such Member by the number of Units then held by all Members and multiplying the result by 100, and shall be adjusted each time Units are issued or repurchased by the Company.

     3.6 Additional Units. The Company may issue additional Units for cash, property or services on such terms as the Board of Managers deems appropriate; provided that the consent of the Required Members is obtained in advance, in accordance with the terms of this Agreement. Upon the issuance of any additional Units pursuant to this Section

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3.6, the Percentage Interests of the Members shall be redetermined as provided in Section 3.5.

     3.7 Rights to Repurchase Interests of Employee Members. The Company shall acquire and shall have the right to acquire the Interest of any Employee Member as provided below.

           3.7.1 If an Employee Member ceases to be an employee of the Company or an Affiliate of the Company and if the Employee Member was terminated from such service or employment as a result of death or Disability, the Company shall purchase and the Employee Member or his representative shall sell to the Company the entire Interest of such Employee Member for Fair Value.

           3.7.2 If an Employee Member ceases to be an employee of the Company or an Affiliate of the Company, and if such Employee Member was not terminated from such service or employment as a result of death or Disability, the Company shall have the right for a period of six months following the last date on which such Employee Member was a Member or an employee of the Company or an Affiliate of the Company to repurchase the entire Interest of such Employee Member for Fair Value or, if such Employee's Interest had not vested or was otherwise subject to restrictions, at such price as may be specified in the agreement or plan pursuant to which such unvested or restricted Interest was acquired.

           3.7.3 If the Company is obligated to repurchase the Interest of an Employee Member pursuant to Section 3.7.1 hereof, the closing date for the repurchase shall be 90 days after the last date on which such Employee Member was an employee of the Company or an Affiliate of the Company. If the Company determines to purchase the Interest of an Employee Member pursuant to Section 3.7.2, hereof, the Company shall give written notice of its intention to so repurchase such Interest on or before the expiration of the six month notice period provided in Section
      3.7.2 which notice shall designate as the closing date for the repurchase a date which shall not be later than 30 days after the date of such notice. The closing date pursuant to the first or the second sentence of this Section 3.7.3 shall be extended by the amount of time, if any, needed to determine the Fair Value of the Interest being purchased. At the closing, the Company shall purchase such Interest by check or wire transfer and the Employee Member or his representative shall execute such documents or instruments of transfer as the Company may reasonably request in order to transfer the Interest being purchased to the Company. If the Employee Member or his representative fails or refuses to execute such documents or instruments of transfer, the President or any Vice President of the Company at the time in office is hereby appointed as attorney-in-fact for the Employee Member in order to execute such documents or instruments of transfer and the Company may hold the purchase price until the documents or instruments of transfer become effective. Regardless of when the actual transfer takes place, the Employee Member or his representative will cease to have any interest in the profits or losses of the Company occurring after the closing date established or designated in the manner set forth above.

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                                   ARTICLE 4

                               STATUS OF MEMBERS

     4.1 Limited Liability. No Member shall be bound by or personally liable for the expenses, liabilities, or obligations of the Company as more fully set forth in Article 15 hereof. In no event shall any Member be required to make up any deficiency in such Member's Capital Account upon the dissolution or termination of the Company.

     4.2 Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make other payments expressly provided for in this Agreement, and
(d) to the extent required by law, the amount of any Distributions wrongfully distributed to it. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or to pay the amount of any Distribution for the account of the Company or to any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return or pay any part of any Distribution, the obligation shall be that of such Member alone and not of any other Member. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.


                                   ARTICLE 5

                   DESIGNATION, RIGHTS, AUTHORITIES, POWERS,
                       RESPONSIBILITIES AND DUTIES OF THE
                         BOARD OF MANAGERS AND MEMBERS

     5.1 Management by Board of Managers. In accordance with Section 18-402 of the Act, the management of the business and affairs of the Company shall be vested in a Board of Managers. The Board of Managers shall have complete authority and discretion to make any and all decisions concerning the business and affairs of the Company and to exercise any and all powers of the Company, except as limited by the Act, the Certificate, or as specifically reserved to the Members pursuant to this Agreement. Each Manager shall have one (1) vote in all matters coming before the Board of Managers. Notwithstanding the foregoing, the Board of Managers may delegate the day to day management and the power to execute documents to the persons holding titles such as Chief Executive Officer, President, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Secretary, Treasurer or Controller or such other officers as may be appointed pursuant to Section 5.3 of this Agreement.

           5.1.1 Appointment of Managers. Upon the execution of this Agreement, Horst W. Schroeder, Arthur Newman, Dean Mefford, Ronald E. Justice, Maurice L. McGill and Peter K. Shea shall constitute the initial Board of Managers. Except as otherwise set forth herein, the Board of Managers shall be elected at the

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annual meeting of the Members or at a special meeting called for that purpose or by written consent, provided, however, that such election of the Board of Managers by the Members shall in any event occur annually at or about the third Tuesday in May. Each of the initial Managers shall serve until the next annual meeting of Members, or until such Managers' successors are duly elected and qualified. Upon the resignation, death or incapacity of any Manager, the remaining Managers shall constitute the Board of Managers.
Subject to the foregoing, if at any time any Manager then serving dies, becomes incapacitated or resigns, and such vacancy results in there being less than three Managers, the remaining Managers, by vote or resolution, shall appoint a successor Manager or successor Managers so that there will be at least three
(3) Managers.

           5.1.2 Resignation of Managers. Each Manager may resign as a Manager at any time.

           5.1.3 Authority; Actions of the Board of Managers.

                 (a) Authority.  Absent express authorization by the Board of
            Managers, no individual Manager will have the power or the authority to act on behalf of, or to bind, the Company.

                 (b) Actions of Board of Managers.  Unless otherwise
            specifically set forth in this Agreement, the affirmative act of the majority vote of a quorum of the Managers at any meeting of the Board of Managers shall be the act of the Board of Managers. Notwithstanding anything else contained in this Agreement, the Board of Managers may not take any action that requires the agreement or consent of all or a specified percentage of the Members unless and until all or such specified percentage of the Members have agreed or consented to such action.

           5.1.4 Meetings of the Board of Managers.

                 (a) Regular Meetings.  Regular meetings of the Board of
            Managers shall be held on such dates, at such time, and at such places, within or without the State of Delaware, as shall have been established by the Board of Managers and publicized among all of the Managers. Not less than seven (7) nor more than thirty (30) days' notice of any regular meeting shall be given to each Manager. Notice shall specify the place, day, and hour of the meeting and shall include an agenda of the matters to be considered at such meeting.

                 (b) Special Meetings.  A special meeting of the Board of
            Managers may be called by the President or by any two (2) of the then Managers and shall be held on such date, at such time, and at such place as may be established by the Managers. Not less than three (3) nor more than thirty (30) days' notice of any special meeting shall be given to each Manager.


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            Notice shall specify the place, day, and hour of the meeting and shall include an agenda of the matters to be considered at such meeting.

                 (c) Emergency Meetings.  An emergency meeting of the Board of
            Managers may be called by the Managers in the event any Manager perceives a threat to the continued viability of the Company, and shall be held on such date, at such time, and at such place as may be established by the Managers. Twenty-four (24) hours notice of any emergency meeting shall be given to each Manager. The place, day, and hour of the meeting and the purpose or purposes for which an emergency meeting is called shall be stated in the notice.

                 (d) Quorum.  At any meeting, a majority of the members of the
            Board of Managers shall constitute a quorum for all purposes. If a quorum fails to attend any meeting, a majority of the Managers present may adjourn the meeting to another date, time and place with notice to the Managers given in the same manner as for an emergency meeting of the Board of Managers.

                 (e) Participation by Conference Telephone.  The Managers may
            participate in a meeting by means of conference telephone or other similar communications equipment that enables all of the Managers participating in the meeting to hear each other. Such participation constitutes presence in person at the meeting.

                 (f) Written Consents.  Action may be taken by the Board of
            Managers without a meeting if all of the Managers consent to such action in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Managers. Any consent of the Managers may be executed in counterparts. Each counterpart shall constitute an original, and all of the counterparts together shall constitute a single consent of the Managers.

           5.1.5 Compensation. No Manager shall receive any compensation for service as a Manager unless approved by the Board of Managers.

     5.2 Rights of Members. The Members shall be entitled to the following rights:

           5.2.1 Voting Rights. In addition to any voting rights to which the Members are entitled under the Act, except as otherwise provided in
      Section 5.2.2, the Members shall have the right to vote on all matters which are submitted to the Members for approval by the Board of Managers or required by this Agreement, and to vote on the following matters which are required to be submitted to the Members for approval by the Board of
      Managers:

                 (a) An increase in the number of Units which may be issued under the Management Option Plan;

                 (b) Amendment of this Agreement;

                 (c) Dissolution of the Company;

                 (d) Election of the Board of Managers;

                 (e) The merger or consolidation of the Company with any other
            Person;

                 (f) Change of the status of the Company from one in which
            management is vested in the Board as Managers to one in which management is vested in the Members;

                 (g) The sale, lease, exchange or other disposition, other than by mortgage, deed of trust, or pledge, of all, or substantially all, of the assets and property of the Company;

                 (h) The authorization of any transaction, agreement or action that otherwise contravenes this Agreement; and

                 (i) An amendment of the Certificate which the Board of
            Managers reasonably believes may have an adverse effect on the Members.

The foregoing actions shall require approval by the affirmative vote of the Required Members, subject to Section 11.2.1.

           5.2.2 Class B Members. Notwithstanding Section 5.2.1 or any other provision of this Agreement, no Class B Member shall have any right, power or authority to participate in the management of the Company in any manner. Without limiting the generality of the immediately preceding sentence, no Class B Member shall have the right, power or authority (i) to initiate or participate in any vote or resolution of the Members adopted in accordance with the procedures set forth below or otherwise pursuant to this Agreement, (ii) to initiate or participate in the granting of any consent or approval required to be granted by the Members pursuant to this Agreement (except as provided in the proviso contained in Section 11.2.1), (iii) to initiate or participate in any action permitted to be taken in the discretion or at the direction of the Members, as a group, or on the part of the Members by or through any determination, designation, appointment or other action of the Members, as a group, as provided in this Agreement, or (iv) to execute any documents that are binding on the Company or otherwise to take any action to bind the Company in any respect.

           5.2.3 Meetings of the Members.

                 (a) Regular Meetings.  Regular meetings of the Members may be held on such dates, at such times and at such places, within or without the State of Delaware, as may be established by, and publicized among, the Members, but in any event, on the third Tuesday in May of each year at 10:00 a.m. at the executive offices of the Company, or at such other date, time and place as shall be determined by the Board of Managers. Not less than thirty (30) nor more than sixty (60) days' notice of a regular meeting shall be given to each Member. Notice shall specify the place, day, and hour of the meeting and shall include an agenda of the matters to be considered at such meeting.

                 (b) Special Meetings.  A special meeting of the Members may be called by the President, Board of Managers or any Member or Members collectively holding more than forty percent (40%) of the issued and outstanding Units entitled to vote, and shall be held on such date, at such time, and at such place as may be established by the President, Board of Managers or the Member(s), as the case may be, calling the special meeting. Not less than seven (7) nor more than fifteen (15) days' notice of any special meeting shall be given to each Member. Notice shall specify the place, day, and hour of the meeting and shall include an agenda of the matters to be considered at such meeting.

                 (c) Emergency Meetings.  An emergency meeting of the Members may be called by the President, Board of Managers or by any Member or Members collectively holding more than forty percent (40%) of the issued and outstanding Units, and shall be held on such date, at such time, and at such place as may be established by the President, Board of Managers or the Member(s), as the case may be, calling the emergency meeting. Forty-eight (48) hours notice of any emergency meeting shall be given to each Member by overnight delivery, by facsimile, or by telephone. The purpose or purposes for which an emergency meeting is called shall be stated in the notice.

                 (d) Quorum.  Except as set forth in the Act or provided
            otherwise in this Agreement, at any meeting of the Members, Members holding at least a majority of the Units then owned by all Members permitted to vote shall constitute a quorum for all purposes. If a quorum fails to attend any meeting, the Members present may adjourn the meeting to another date, time and place with notice to the Members given in the same manner as for an emergency meeting of the Members. Each Member shall have the right to determine for itself who shall represent it at meetings of the Members.

                 (e) Voting by Members.  Each Member entitled to vote shall be entitled to vote in proportion to such Member's Percentage Interest on all matters submitted to the Members. Except as otherwise provided in this

            Agreement, when a quorum is present at any meeting, the vote of Members present and holding a majority of the Units owned by all of the Members present at such meeting and permitted to vote on such matters shall be at the act of the Members.

                 (f) Waiver of Notice.  Whenever notice is required to be given to a Member, (i) a waiver in writing signed by a Member, whether before or after the time stated in the notice, is equivalent to the giving of notice, and (ii) a Member's attendance at a meeting (a) waives objection to lack of notice or defective notice of the meeting, unless such Member at the beginning of the meeting objects to holding, or transacting business at, the meeting, and (b) waives objection to consideration of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, if any, unless such Member objects to considering the matter when it is presented.

                 (g) Participation by Conference Telephone.  The Members may
            participate in a meeting by means of conference telephone or other similar communications equipment that enables all of the Members participating in the meeting to hear each other. Such participation constitutes presence in person by such Member at the meeting.

                 (h) Written Consents.  Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members owning a majority of the Units owned by all Members entitled to vote, consent to such action in writing, and the writing or writings are filed with the minutes of the proceedings of the Members. Any consent of the Members may be executed in counterparts. Each counterpart shall constitute an original, and all of the counterparts together shall constitute a single consent of the Members.

           5.2.4 Compensation. In the discretion of the Members permitted to vote, Members authorized by vote or resolution to undertake specific actions, projects or tasks for the Company may be paid such fees for such services and be reimbursed for such Member's reasonable expenses incurred in the performance of such duties as the Members from time to time may determine. Nothing contained in this Section 5.2.4 shall be construed to preclude any Member from serving as an officer of the Company or in any other capacity in receiving reasonable compensation therefor.

           5.2.5 Representatives. Each Member may designate one or more individuals to act as its representative (a "Representative"). Representatives need not be residence of the State of Delaware. Any Representative may be removed, with or without cause, only by the Member which designated such Representative. Members that are affiliated may designate the same individual to act as Representative for each of them, but each such Member shall have the independent right to revoke such designation and appoint a new Representative.

           5.2.6 Restrictions on Powers. No individual Member shall have the power or the authority to act on behalf of or to bind the Company or any other Member.

      5.3  Officers; Agents.

           5.3.1 Power to Appoint. In accordance with Section 5.1, the Board of Managers by vote or resolution of the Board of Managers shall have the power to appoint officers to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that all such officers shall at all times be subject to the supervision and control of the Board of Managers. The officers or agents so appointed may include persons holding titles such as Chief Executive Officer, President, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Secretary, Treasurer or Controller. Unless the authority of the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in Exhibit C hereto; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to lease or acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to vote any securities owned by the Company, to give guarantees or indemnities, to merge, liquidate or dissolve the Company, to cause the Company to lose its status as a partnership for income tax purposes or to sell or lease all or any substantial portion of the assets of the Company. The Board of Managers, in their sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken by an officer or agent acting on behalf of the Company.

           5.3.2 Officers. The officers of the Company shall be Dennis W. Harms, President, Robert W. Rippentrop, Vice President, Treasurer, Assistant Secretary and Controller, James A. Heeter, Secretary and William R. Patterson, Vice President, which officers shall be deemed to have delegated to them the power to take such actions from time to time on behalf of the Company as are necessary and appropriate, subject, in all events to the supervision of the Board of Managers. Each of such officers shall serve in their respective capacities at the pleasure of the Board of Managers and may be terminated by the Board of Managers at any time.

           5.3.3 Management Option Plan Committee. Subject to further action by the Board of Managers, the compensation committee of the board of directors of

      PSF, as such committee is constituted from time to time, is appointed as the "Committee" under the Management Option Plan, and shall have all of the powers and duties provided under the Management Option Plan for such Committee, subject, in all events to the supervision of the Board of Managers.

                                   ARTICLE 6

                    BOOKS, RECORDS, ACCOUNTING, AND REPORTS

     6.1 Books and Records. The Company shall maintain or cause to be maintained all of the following:

            6.1.1 A current list of the full name and last known
                  business or residence address of each Member, together with information regarding the amount of cash and the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

            6.1.2 A copy of the Certificate and this Agreement
                  (including Exhibit B reflecting the record holders of the Interests, from time to time), including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;

            6.1.3 Copies of the Company's federal, state, and
                  local income tax or information returns and reports, if any, for the six most recent taxable years;

            6.1.4 The audited financial statements of the Company
                  for the six most recent Fiscal Years; and

            6.1.5 The Company's books and records for at least the
                  current and past six Fiscal Years.

     6.2 Delivery to Member; Inspection; etc. Upon the request of any Member, for any purpose reasonably related to such Member's interest as a member of the Company, but subject to such reasonable standards (including standards governing what information and documents are to be furnished at what time and location and at what expense) as the Members may from time to time establish, including such standards established for the request in question, the Board of Managers shall cause to be made available to the requesting Member the information required to be maintained by Sections 6.1.1 through 6.1.4 and such other information regarding the business and affairs of the

Company as is just and reasonable; provided that any Member shall be entitled, upon request, to receive a copy of this Agreement, including Exhibit B, as then in effect and reflecting the Interests (including the Percentage Interests and Units held by Members on such date), certified by the Board of Managers, the Secretary, or any other officer of the Company authorized by the Board of Managers, as true and correct as of such date.

     6.3 Financial Statements. The Board of Managers shall cause books of account to be maintained reflecting the operations of the Company and shall cause to be prepared for and furnished to the Members at least quarterly, at the Company's expense and no later than forty five days after the end of the first three Fiscal Quarters, consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles and, once each year, no later than ninety days following the end of the Company's Fiscal Year, consolidated financial statements prepared on an annual basis accompanied by a report thereon containing the opinion of an accounting firm chosen by the Board of Managers.

     6.4 Filings. At the Company's expense the Board of Managers shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary to enable the Members to prepare their federal, state and local income tax returns. The Company shall prepare and furnish Form K-1s to the members no later than seventy-five days following the end of its Fiscal Year. The Board of Managers, at the Company's expense, shall also cause to be prepared and timely filed, with appropriate federal, state and local regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

     6.5 Non-Disclosure. Each Member agrees that, except as otherwise consented to by the Members, all non-public information furnished to it pursuant to this Agreement and identified as such will be kept confidential and will not be disclosed by such Member, or by any of its directors, trustees, investment advisers, agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that (i) each Member shall be permitted to disclose such information to those of its directors, trustees, investment advisers, agents, representatives, and employees who need to be familiar with such information in connection with such Member's investment in the Company, so long as such directors, trustees, investment advisers, agents, representatives and employees agree to keep such information confidential on the terms set forth herein, (ii) each Member shall be permitted to disclose such information to its partners and stockholders so long as they agree to keep such information confidential on the terms set forth herein, (iii) each Member shall be permitted to disclose information to the extent required by law (including, without limitation, by governmental and quasi-governmental regulators), and
(iv) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement.

     6.6 Record holders of Interests. Except as may be otherwise required by law or by this Agreement, and subject to Article 9 hereof, the Company shall be entitled to treat the record holders of the Interests as the Members hereunder.

                                   ARTICLE 7

                DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

     7.1 Board of Managers' Determination. The Board of Managers shall have the sole authority to determine the timing and the aggregate amount of any Distributions to Members; provided, however, to the extent the Company has available cash resources, the Company shall make a Tax Distribution to the Members entitled thereto in cash unless such Tax Distribution would violate a covenant of the Company.

     7.2 Distributions. Subject to Section 7.1, Distributions from the Company to its Members shall be made as follows:

           7.2.1 First, the Company shall distribute to the Members as a Tax Distribution on or before April 1 of each Fiscal Year an amount equal to the Members' Estimated Tax Liability. For purposes of this paragraph, the "Members' Estimated Tax Liability" means the product of (i) the Taxable Income from Operations of the Company times (ii) the Tax Distribution Rate for the immediately preceding Fiscal Year, all as reasonably determined by the Board of Managers. Any Tax Distribution for a Fiscal Year shall be distributed among the Members pro rata in accordance with their respective Percentage Interests.

           7.2.2 Second, to all Members pro rata in accordance with their respective Percentage Interests.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of its interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.

     7.3      Accounting for Partnership Profit and Loss.

            7.3.1 Capital Accounts. A separate account (each a "Capital Account") shall be established and maintained for each Member which shall reflect (a) the amount of cash and the fair market value of any other property contributed by such Member to the Company as a Capital Contribution, (b) any adjustment required pursuant to Section 7.3.8 and
        (c) such Member's share of the Net Profit of the Company and shall be charged with (d) the amount of cash and the fair market value of any other property distributed to such Member and (e) such Member's share of the Net Losses of the Company.

            7.3.2 Allocation of Net Profit and Net Loss, etc. -- General Rule. Except as provided in Section 7.3.3, the Net Profit and Net Loss of the Company shall be allocated among the Members for tax purposes pro rata in accordance with their respective Percentage Interests.

           7.3.3  Special Allocations and Capital Account Adjustments.

           (a) Adjustments for Contributions. In the event there is a difference between the Book Value at which any property is accepted as a contribution to the capital of the Company and the adjusted tax basis of such property or adjustments are made to the Book Value of the Assets and Capital Accounts pursuant to Section 7.3.8, the income, gain, loss and deductions attributable to such differences shall solely for federal income tax purposes, be specially allocated as and to the extent required by section 704 of the Code and any applicable Treasury Regulations.

           (b) Certain Nondeductible Expenses. Each Member's Capital Account shall be charged for such Member's allocable share (based on such Member's Percentage Interest) of allocable expenditures of the Company described in section 705(a)(2)(B) of the Code (relating to expenditures which are neither deductible nor properly chargeable to capital) and expenditures which, pursuant to the Regulations under section 704(b) of the Code, are characterized as section 705(a)(2)(B) expenditures.

           (c) Certain Elections. In the event that the Company makes an election under section 754 of the Code, the amounts of any adjustments to the bases of the assets of the Company made pursuant to section 743 of the Code shall not be reflected in the Capital Accounts of the Members, but the amounts of any adjustments to the bases of the assets of the Company made pursuant to section 734 of the Code as a result of the distribution of property by the Company to a Member shall be reflected in the Capital Accounts of the Members in the manner provided by the Regulations under section 704(b).

           (d) Qualified Income Offset, Etc. There is hereby included in this Agreement such provisions governing the allocation of taxable income and loss (prior to making the remaining federal income tax allocations in conformity with Section 7.3.2 hereof) (and items thereof) as may be necessary to provide that the Company contains a so-called "Qualified Income Offset" and complies with all provisions relating to the allocation of so-called "Non-recourse Deductions" and "Partner Non-recourse Deductions" and the chargeback thereof as are required to comply with the Treasury Regulations under section 704 of the Code, provided, however, the incorporation of such provisions and any appropriate curative allocations necessary to effect compliance with the aforesaid Code provisions shall affect only the computation of taxable net income and loss and the allocation thereof as between Members and shall not otherwise affect the amount or timing of any distribution of cash or property to any Member provided for in this Agreement.

           (e) Interim Closing of Company Books. Upon the admission of any Person acquiring more than a de minimis Percentage Interest on other than the first day of the Company's fiscal year, there shall be an interim closing of the books of the

      Company and the Net Profit or Net Loss of the Company (and any items of income, gain, deduction or loss required to be specially allocated pursuant to this Section 7.3.3) arising prior to such interim closing shall be allocated exclusively to Persons who were Members prior to such date. The Members acknowledge and agree that no Tax Distribution shall be payable with respect to that portion of the Company's fiscal year (and the fiscal year of its predecessor limited partnership) that precedes the date of this Agreement.

           7.3.4 Interpretation. It is the intent of the Members that the provisions hereof relating to each Member's distributive share of income, gain, loss, deductions, or credits (or item thereof) shall comply with the provisions of sections 704(b) and section 704(c) of the Code and the applicable Treasury Regulations. In furtherance of the foregoing, the Members agree to resolve any ambiguity in the provisions of this Agreement in a manner that will preserve, protect and further the intention of the Members to cause this Agreement to comply with the aforesaid Code provisions for federal income tax purposes. Notwithstanding the foregoing, no Member shall have the right to require or compel any distribution of cash or property not authorized or provided for by the provisions of this Agreement or withhold any distribution of cash or property provided for by the provisions of this Agreement on the ground that such action is necessary to cause the provisions hereof to conform to the provisions of the Treasury Regulations.

           7.3.5 Withholdings. The Board of Managers is authorized to withhold from Distributions, or with respect to allocations, to the Members and to pay over to the appropriate federal, state, local or foreign government any amounts required to be so withheld. The Board of Managers shall allocate any such amounts to the Members in respect of whose Distribution or allocation the tax was withheld and shall treat such amounts as actually distributed to such Members.

           7.3.6 Changes in Members' Interest. If during any Fiscal Year of the Company there is a change in any Member's Interest in the Company, the Net Profit or Net Loss shall be allocated to the Members so as to take into account the varying Interests of the Members in the Company in a manner that complies with the provisions of section 706 of the Code and the Regulations thereunder.

           7.3.7 Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Article 7, such assets shall be distributed to the Members entitled thereto in the same proportion as the Members would have been entitled to cash distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the book values of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value. If any assets are sold in transactions in which, by reason of the provisions of section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 7, and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated to the extent required by the Treasury Regulations under section 704(b) of the Code notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

           7.3.8 Adjustments to Capital Accounts. Unless the Board of Managers shall determine otherwise, the Book Values of all the Company's assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers (and the Capital Accounts of the Members shall be adjusted accordingly), as of the following times: (a) the acquisition of an additional Interest from the Company by any new or existing Member, in exchange for more than a de minimis additional Capital Contribution (b) the distribution by the Company to a Member of more than a de minimis amount of assets of the Company as consideration for an Interest; and (c) the liquidation of the Company; provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

                                   ARTICLE 8

                               TAX MATTERS MEMBER
                               ------------------

     8.1 Tax Matters Member. The Board of Managers shall, in a timely fashion after the date hereof, and at any time thereafter when, because of the withdrawal of such designated Member or otherwise, there is no Tax Matters Member, designate a Member as the Tax Matters Member, and such designated Member shall thereafter be the Tax Matters Member of the Company as provided in the Regulations under Code section 6231 and analogous provisions of state law. The Tax Matters Member shall represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities including any resulting administrative or judicial proceedings, and shall take actions as directed by the Company with respect to the tax matters of the Company.

     8.2 Indemnity of Tax Matters Member. The Company shall indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 8 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that its course of conduct was in, or not opposed to, the best interest of the Company. The payment of all such expenses shall be made before any Distributions are made to the Members. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member and the provisions on limitations of liability of the Tax Matters Member and indemnification set forth in Article 13 shall be fully applicable to the Tax Matters Member in his capacity as such.

     8.3 Information Furnished. To the extent and in the manner provided by applicable law and Regulations, the Tax Matters Member shall furnish the name, address, Percentage Interest, and taxpayer identification number of each Member or any Assignee to the Internal Revenue Service.

     8.4 Notice of Proceedings, etc. The Tax Matters Member shall use its best efforts to keep each Member and Assignee informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in income or loss as previously reported.

     8.5 Notices to Tax Matters Member. Any Member that receives a notice of an administrative proceeding under Code Section 6233 relating to the Company shall promptly notify the Tax Matters Member of the treatment of any Company item on such Member's federal income tax return that is or may be inconsistent with the treatment of that item on the Company's return. Any Member that enters into a settlement agreement with the Secretary with respect to any Company item shall notify the Tax Matters Member of such agreement and its terms within sixty days after its date.

                                   ARTICLE 9

                             TRANSFER OF INTERESTS
                             ---------------------

           9.1     Transfer by Members.

           9.1.1 No Member shall sell, assign, pledge, encumber, dispose of or otherwise transfer (each a "Transfer"), any Units or all or any part of the economic or other rights that comprise its Interest unless ten days' prior written notice (or such shorter time period as is agreed to by the Company) is given to the Company; provided that the ten day period may be increased to thirty days in the event the Company, in its sole discretion, advises the Member seeking to Transfer Units that such Transfer may cause a termination of the Company for tax purposes; and provided further that no prior written notice need be given in connection with Transfers by Collings Farm, Inc. or PSF Finance Holdings, Inc. to their respective stockholders in connection with the dissolution of such corporations.

           9.1.2 No Transfer of all or any part of a Member's Interest may be made pursuant to Section 9.1 unless and until the Company shall have received, if requested:

            (a) an opinion of responsible counsel (who may be counsel for the Company or an in-house counsel to a Member), satisfactory in form and substance to the Company and its counsel to the effect that such Transfer would not violate the Securities Act of 1933, as amended, or any state securities or blue sky laws applicable to the Company or the Interest to be transferred; and

            (b) the agreement in writing of the Assignee to comply with all of the terms and provisions of this Agreement.

            9.1.3  Each Member hereby severally agrees that:

            (a) it will not transfer all or any part of its Interest in the Company except as permitted by this Agreement; and

            (b) in no event shall all or any part of an Interest be transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.

           9.1.4 A transferee of an Interest shall not be admitted as a Member of the Company, but shall remain an Assignee with respect to the Interest transferred unless admitted as a Member pursuant to Article 10. Unless a transferee is admitted as a Member of the Company pursuant to
      Article 10, the Transfer of all of a Member's interest in the profits, losses and capital of the Company shall not cause such Member to cease to be a Member of the Company.

           9.1.5 Any Transfer in contravention of any of the provisions of this Article 9 shall be void and of no effect, and shall not bind nor be recognized by the Company.

           9.2 Assignee. If the provisions of this Article 9 have been complied with, an Assignee shall be entitled to receive distributions of cash or other property, and allocations of Net Profit and Net Loss and of items of income, deduction, gain, loss, or credit, from the Company attributable to the Economic Interest assigned to the Assignee from and after the effective date of the Transfer, and shall have the right to receive a copy of the financial statements and tax information required herein to be provided to Members, but an Assignee shall have no other rights of a Member, including without limitation the right to vote as a Member on matters set forth herein or in the Act, which rights of a Member shall continue to be held by the Member making such assignment, unless and until such Assignee is admitted as a Member pursuant to the provisions of Article 10. The Company and the Board of Managers shall be entitled to treat the transferor as the absolute owner of the Economic Interest transferred to the Assignee in all respects, and shall incur no liability for Distributions, allocations of Net Profit or Net Loss, or transmittal of reports and notices required to be given to Members that are made in good faith to the transferor until the effective date of the Transfer. The effective date of Transfer shall be the first day of the calendar month following the month in which the Board of Managers has received an executed instrument of assignment in compliance with this Article 9 or the first day of a later month if specified in the executed instrument of Transfer but under no circumstances prior to the day following the expiration of the notice period required by Section 9.1.1, provided, however, that the Board of Managers shall have the right to establish a different effective date, as the Board of Managers deems to be in the best interests of the Company. As between the Company and the Assignee, the Assignee shall be deemed an Assignee on the effective date of the Transfer. Each Assignee will succeed to the same portion of the balance of the Capital Account of the transferor, as of the effective date of Transfer as the Economic Interest which was transferred bears to the entire Interest of the transferor. For purposes of Article 7 and
Section 9.1, the Economic Interest of any Assignee shall be treated as if such Interest were held by a Member.

     9.3   Restrictions on Foreign Ownership of Units

     (a) No Person whose ownership of Units would cause the Company to become a Foreign Business shall at any time acquire or own, beneficially or of record, any Units. Without limiting the foregoing, and as a protective measure intended to ensure that the Company does not become a Foreign Business, no Person who is an Alien or a Foreign Business shall at any time directly or indirectly acquire or own in the aggregate more than 5% of the outstanding Units of the Company without the prior written approval by the Company.

     (b)   If any Person acquires or owns Units of the Company in violation of
Section 9.3(a), such Person shall forthwith dispose of such number of Units as will reduce its ownership of Units to 5% or less of the outstanding Units or such lesser percentage as is required for the Company not to be a Foreign Business. Such disposition shall be consummated within thirty days (or such earlier date as the Company determines) of the date that the Company notifies such Person that it is in violation of Section 9.3(a). If such Units are not disposed of within such period, (i) the Company shall not be required or permitted to pay any distribution with respect to such Units held by such Person and (ii) such Person shall not be entitled to vote on any matter, or otherwise participate in the management of the Company, with respect to any Units owned by it. In addition, the Company may, at any time and in its sole discretion, redeem such Units at their Fair Value. The redemption price for such Units may be paid in cash, property or rights, including securities of the Company or other Person.

     (c) No Transfer of all or any part of a Member's Interest may be made to Morgan Stanley Group, Inc., or any successor thereto, or an Affiliate of Morgan Stanley Group Inc. (other than Premium Holdings Corp.) if the Company, within ten days following receipt of the written notice delivered under Section 9.1.1, notifies the Member (with a copy to the other party to the proposed Transfer if such address is known by the Company) in writing that the acquisition of Units would cause the Company to become a Foreign Business.

     9.4 Other Restrictions on Transfer. No Transfer of all or any part of a Member's Interest may be made to the Morgan Stanley Group Inc., or any successor thereto, or an Affiliate of Morgan Stanley Group Inc. (other than Premium Holdings Corp.) if the number of Class A Units held by any Member (other than Members advised by Putnam Investment Management, Inc., Putnam Advisory Company, Inc., and Putnam Fiduciary Trust Company) and its Affiliates as of September 17, 1996 would equal or exceed 25% of the Class A Units issued and outstanding following such Transfer. The Company shall within ten days following receipt of the written notice delivered under Section 9.1.1 notify in writing the Member who provides the notice (with a copy to the other party to the proposed Transfer if such address is known by the Company) if the proposed Transfer would cause a violation of this Section 9.4.

                                   ARTICLE 10

                              ADMISSION AS MEMBER
                              -------------------

            10.1 Requirements. An Assignee shall not be admitted to the Company as a Member unless all of the following conditions are first satisfied:

            (a) A duly executed and acknowledged written instrument of Transfer is filed with the Company, specifying the Interests being transferred and setting forth the intention of the Member effecting the Transfer that the Assignee succeed to a portion or all of such Member's Interest as a Member;

            (b) If requested by the Company, the Assignee delivers to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect provided in clause (a) of Section 9.1.2 with respect to the admission of the Assignee as a Member;

            (c) The Member effecting the Transfer and Assignee execute and acknowledge any other instruments that the Company reasonably deems necessary or desirable for admission of the Assignee, including the written acceptance and adoption by the Assignee of the provisions of this Agreement and execution, acknowledgment, and delivery to the Company of a special power of attorney as provided in Section 16.4;

            (d) The Member effecting the Transfer or the Assignee pays to the Company a transfer fee sufficient to cover all reasonable expenses connected with the admission; and

            (e) Article 9 of this Agreement has been complied with.

     10.2 Consent. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 10 with respect to an Assignee, such Assignee shall be admitted as a Member.

     10.3 No Dissolution. If a Member transfers all of its interest in the profits, losses and capital of the Company and the Assignee of such interest is admitted as a Member pursuant to Article 10, such Assignee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Member is admitted, and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

     10.4      Admission upon exercise of Warrants and Options

     A holder of warrants or options for Units of the Company, upon exercise of such warrants or options in accordance with the terms thereof and issuance of Units, shall be admitted to the Company as a Member upon written acceptance and adoption by such holder of the provisions of this Agreement and execution, acknowledgment and delivery of a special power of attorney as provided in
Section 16.4. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Section 10.4 with respect to a holder of a warrant or options for Units, such holder, upon issuance of Units, shall be admitted as a Member.


                                   ARTICLE 11

          LIMITATIONS ON RIGHTS AND POWERS OF THE MEMBERS; AMENDMENTS
          -----------------------------------------------------------

           11.1 Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce its Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement, (b) make voluntary Capital Contributions or to contribute any property to the Company other than cash, (c) bring an action for partition against the Company or any Company assets, (d) cause the termination and dissolution of the Company, except as set forth in this Agreement, or (e) upon the distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company's property. Except as otherwise set forth in this Agreement, no Member shall have priority over any other Member either as to the return of its Capital Contribution or as to Net Profit, Net Loss, or Distributions. Other than upon the termination and dissolution of the Company as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of any Member will be returned.

           11.2     Amendments to Agreement.

           11.2.1 This Agreement may be modified or amended, but only with the prior written consent of the Required Members; provided, however, that this Agreement may not be amended without the approval of any Member being affected thereby if (i) the amendment does not treat all Members equally based on their pro rata interests, (ii) the amendment would reduce the allocation to any Member of any Net Profit, Net Loss, or distribution of cash or property from that which is provided or contemplated herein, (iii) the amendment would alter Section 5.2.2 without the consent of Morgan Stanley Group Inc., or any successor thereto, or (iv) the amendment would alter the provisions of this Section 11.2.1.

           11.2.2 The Board of Managers shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

           11.2.3 Any modification or amendment to this Agreement pursuant to this Section 11.2 shall be binding on all Members.

                                   ARTICLE 12

                             DISSOLUTION OF COMPANY
                             ----------------------

           12.1 Termination of Membership. No Member shall resign from the Company except that, subject to the restrictions set forth in Articles 9 and 10 hereof, any Member may transfer its Interest in the Company to an Assignee and an Assignee may become a Member in place of the Member which assigned its Interest.

           12.2 Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events: (a) December 31, 2046 unless such date is extended pursuant to Section 2.4, (b) the written determination of the Members, (c) the death, retirement, resignation, insanity, expulsion, bankruptcy or dissolution of the Class A Members, unless there are at least two remaining Members and the business of the Company is continued by the consent of remaining Members owning a majority of the Units owned by the Remaining Members within 90 days following the occurrence of any such event, or
(d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

           12.3 Liquidation. Upon dissolution of the Company for any reason unless the Company is continued pursuant to Section 12.2(c) hereof, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company's business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company's property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act but in compliance with Section 12.4; provided, however, that Distributions to Members shall be made after their Capital Accounts have been adjusted to reflect all Net Profits and Net Losses of the Company through the date of distribution. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within thirty days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers. Upon such final accounting, the Company shall terminate and an authorized person, appointed pursuant to Section 2.7, shall cancel the Certificate in accordance with the Act.

           12.4 Distributions to Members. All Distributions to Members pursuant to Section 12.3 shall be made in accordance with the provisions of
Section 7.2.2.

           12.5 No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any

Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 12.2. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 12.2 and except as specifically provided in Section 18-802(a) of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

     12.6 No Further Claim. Upon dissolution, each Member shall look solely to the assets of the Company for the return of its capital, and if the Company's property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Members shall have no recourse against the Company, the Board of Managers, the Members or any other Member.


                                   ARTICLE 13

                                INDEMNIFICATION
                                ---------------
     13.1 General. The Company shall indemnify, defend, and hold harmless the Managers, the Members, including the Tax Matters Member, and each such Person's officers, directors, trustees, partners, investment advisors, members, shareholders, employees, and agents, and the employees, officers, and agents of the Company, (all indemnified persons being referred to as "Indemnified Persons" for purposes of this Article 13), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person's position with the Company, including reasonable attorneys' fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 13.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that its, his or her course of conduct was in, or not opposed to, the best interests of the Company and was authorized hereunder, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction was not undertaken (or omitted) in bad faith nor did the action or inaction constitute fraud or willful misconduct by the Indemnified Person, and provided, further, that indemnification under this Section 13.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. The Company may pay or reimburse attorneys' fees of an Indemnified Person as incurred, if such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 13. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company's affairs.

           13.2 Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that such Indemnified Person's course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person's inaction to be harmful or opposed to the best interests of the Company, and (b) the conduct of the Indemnified Person was not undertaken in bad faith nor did such conduct constitute fraud or willful misconduct by such Indemnified Person. In addition to, and not by way of limitation of, the foregoing, no Manager of the Company shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager, except to the extent that exculpation from liability is not permitted under the Act as in effect at the time such liability is determined. No amendment or repeal of this Section 13.2 shall apply to or have any effect on the liability or alleged liability of any Manager of the Company for or with respect to any acts or omissions of such Manager occurring prior to such amendment or repeal.

           13.3 Persons Entitled to Indemnity. Any Person who is within the definition of "Indemnified Person" at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 13 as an "Indemnified Person" with respect thereto, regardless whether such Person continues to be within the definition of "Indemnified Person" at the time of such Indemnified Person's claim for indemnification or exculpation hereunder.

           13.4 Procedure Agreements. The Company may enter into an agreement with any of its officers, employees and agents, Managers or Members, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 13.

           13.5      Fiduciary and Other Duties.

           13.5.1 An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

           13.5.2 Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in its "discretion" or under a grant of similar authority or latitude, the Indemnified Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its "good faith" or "reasonable judgment" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.





                                   ARTICLE 14

                       RIGHT TO CONVERT TO CORPORATE FORM
                       ----------------------------------

     The Board of Managers, with the approval of the Required Members, may elect at any time to require that the Company be converted into a corporation, which conversion may be effected by merger or by such other form of transaction as may be available under applicable law. In such conversion, the Interests of the Members (determined as though such Interests included Distributions to which the Members would then be entitled under Section 7.2 if the Company were liquidated at the value of the Company determined in connection with such conversion), option holders and warrant holders of the Company shall be the basis for the allocation of shares, options or warrants in the corporation. In connection with a conversion to a corporation, MS Members shall, upon the election of such MS Members, be allocated non-voting shares, options, or warrants, as applicable, convertible upon transfer to a transferee at the election of such transferee to voting shares of the class received by other Members; provided that the MS Members shall not be allocated voting shares, options, or warrants, as applicable, if in so doing, compliance with the Investment Company Act of 1940 would become materially more burdensome to such MS Members. Such non-voting shares, options or warrants, as applicable, shall otherwise be identical and shall entitle the MS Members to the same rights and privileges as those shares, options or warrants allocated to the non-MS Members in any such conversion to a corporation. Upon such an election, to convert to a corporation, the Members, option holders and warrant holders shall as soon as practicable thereafter execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all instruments and documents that may be reasonably requested by the Members to best effectuate the conversion of the Company to a corporation while continuing in full force and effect, to the extent consistent with such conversion, the terms, provisions, and conditions of this Agreement and the rights of Persons holding options or warrants to acquire Interests in the Company.

                                   ARTICLE 15

                               LIMITED LIABILITY
                               -----------------

     Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnified Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Indemnified Person. All persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

                                   ARTICLE 16

                                 MISCELLANEOUS
                                 -------------

     16.1 Additional Documents. At any time and from time to time after the date of this Agreement, upon the request of the Board of Managers, each Member shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may be reasonably required to effectuate the purposes and intent of this Agreement.

     16.2 General. This Agreement: (i) shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Members;
(ii) shall be governed by and construed in accordance with the laws of the State of Delaware; (iii) may be executed in more than one counterpart as of the day and year first above written; and (iv) contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

     16.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder, (b) if to the Board of Managers at 423 West 8th Street, Suite 200, Kansas City, Missouri 64105, or at such other address as the Board of Managers shall have furnished to the Members in writing as the address to which notices are to be sent hereunder, and (c) if to the Company at 423 West 8th Street, Suite 200, Kansas City, Missouri 64105, or at such other address as the Company shall have furnished to the Members in writing as the address to which notices are to be sent hereunder.

     16.4 Execution of Papers. The Members agree to execute such instruments, documents, and papers as the Board of Managers deems necessary or appropriate to carry out the intent of this Agreement. Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by the provisions of this Agreement, irrevocably constitutes and appoints the Board of Managers or any Person designated by the Board of Managers to act on their behalf for purposes of this
Section 16.4 its true and lawful attorney-in-fact with full power and authority in its name, place, and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

            (a) all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board of Managers deems appropriate to qualify or continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board of Managers, necessary to protect the limited liability of the Members;

            (b) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board of Managers deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

            (c) all conveyances and other instruments that the Board of Managers deems appropriate to reflect the dissolution of the Company, in accordance with the terms of this Agreement.

     The appointment by each Member of the Board of Managers as its attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board of Managers to act as contemplated by this Agreement in any filing and other action by him or her on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member's Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

     16.5 Disputed Matters. Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of the Board of Managers or any Manager or Member hereunder shall be submitted to arbitration in Wilmington, Delaware before the American Arbitration Association under the commercial arbitration rules then obtaining of said Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. To the fullest extent permitted by law, no action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member except (a) an action to compel arbitration pursuant to this Section 16.5 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 16.5.

     16.6 Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

     16.7 Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     16.8 Massachusetts Business Trust Legend. A copy of the Agreement and Declaration of Trust of certain Members that are Massachusetts business trusts is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of such Trusts as trustees and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees or the shareholders of such Trusts individually but are binding only upon the assets and property of such trusts, or separate series thereof.

     16.9 Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

     16.10 No Third Party Rights. The provisions of this Agreement are for the benefit of the Company, the Board of Managers, the Members, Indemnified Persons, and no other Person, including creditors of the Company shall have any right or claim against the Company, the Board of Managers or any Manager or Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

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                                      32

     IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement as of the day and year first set forth above.


                  PUTNAM ASSET ALLOCATION FUNDS - BALANCED
                      PORTFOLIO
                  PUTNAM ASSET ALLOCATION FUNDS - CONSERVATIVE
                      PORTFOLIO
                  PUTNAM ASSET ALLOCATION FUNDS - GROWTH
                      PORTFOLIO
                  PUTNAM BALANCED RETIREMENT FUND
                  PUTNAM CONVERTIBLE OPPORTUNITIES AND INCOME
                      TRUST
                  PUTNAM DIVERSIFIED INCOME TRUST
                  PUTNAM EQUITY INCOME FUND
                  THE GEORGE PUTNAM FUND OF BOSTON
                  PUTNAM GLOBAL GOVERNMENTAL INCOME TRUST
                  PUTNAM HIGH INCOME CONVERTIBLE AND BOND FUND
                  PUTNAM HIGH YIELD ADVANTAGE FUND
                  PUTNAM HIGH YIELD TRUST
                  PUTNAM INCOME FUND
                  PUTNAM MANAGED HIGH YIELD TRUST
                  PUTNAM MASTER INTERMEDIATE INCOME TRUST
                  PUTNAM MASTER INCOME TRUST
                  PUTNAM CAPITAL MANAGER TRUST - PCM DIVERSIFIED
                      INCOME FUND
                  PUTNAM CAPITAL MANAGER TRUST - PCM HIGH YIELD
                      FUND
                  PUTNAM PREMIER INCOME TRUST


                  By /s/ Paul M. O'Neil
                     ------------------------------
                  Name:  Paul M. O'Neil
                  Title: Vice President


                  THE PUTNAM ADVISORY COMPANY, INC. ON BEHALF OF
                      AMERITECH PENSION TRUST
                      SOUTHERN FARM BUREAU ANNUITY INSURANCE
                      COMPANY

                  By /s/ Paul M. O'Neil
                     ------------------------------
                  Name:  Paul M. O'Neil
                  Title: Vice President

                 PUTNAM FIDUCIARY TRUST COMPANY ON BEHALF OF
                      PUTNAM HIGH YIELD MANAGED TRUST


                 By /s/ Paul M. O'Neil
                    ------------------------------
                 Name:  Paul M. O'Neil
                 Title: Vice President


                 PUTNAM INVESTMENT MANAGEMENT, INC. ON BEHALF OF
                     PUTNAM DIVERSIFIED INCOME PORTFOLIO/SMITH
                     BARNEY/TRAVELERS SERIES FUND


                 By /s/ Paul M. O'Neil
                    ------------------------------
                 Name:  Paul M. O'Neil
                 Title: Vice President


                 THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, AS
                     INVESTMENT MANAGER FOR THE GENERAL MOTORS
                     RETIREMENT PROGRAM FOR SALARIED EMPLOYEES
                     HIGH YIELD ACCOUNT


                 By
                    ------------------------------

                 THE PRUDENTIAL SERIES FUND, INC. HIGH YIELD
                     BOND PORTFOLIO
                 THE U.S. HIGH YIELD FUND SICAV

                 BY THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
                     AN INVESTMENT ADVISER


                 By
                    ------------------------------
                 Name:
                 Title:

                 MORGAN STANLEY GROUP, INC.


                 By /s/ Philip N. Duff
                    -----------------------------------------
                 Name:  Philip N. Duff
                 Title: Chief Financial Officer


                 OCM OPPORTUNITIES FUND, L.P.

                 BY OAKTREE CAPITAL MANAGEMENT, LLC,
                 Its General Partner

                 By /s/ Richard Masson
                    -----------------------------------------
                 Name:  Richard Masson
                 Title: Principal


                 By /s/ Kenneth Liang
                    -----------------------------------------
                 Name:  Kenneth Liang
                 Title: Managing Director & General Counsel


                 COLUMBIA/HCA MASTER RETIREMENT TRUST

                 BY OAKTREE CAPITAL MANAGEMENT, LLC,
                 Its Investment Manager


                 By /s/ Richard Masson
                    -----------------------------------------
                 Name:  Richard Masson
                 Title: Principal


                 By /s/ Kenneth Liang
                    -----------------------------------------
                 Name:  Kenneth Liang
                 Title: Managing Director & General Counsel

                 PAN FIXED INCOME FUND LTD.


                 By /s/ Carol Raworth
                   -----------------------------------------
                 Name:  Carol Raworth
                 Title: Director


                 PAN INTERNATIONAL LTD.

                 By /s/ Carol Raworth
                   -----------------------------------------
                 Name:  Carol Raworth
                 Title: Director


                 COLLINGS FARM, INC.


                 By
                   -----------------------------------------
                 Name:
                 Title:


                 PSF FINANCE HOLDINGS INC.


                 By
                   -----------------------------------------
                 Name:
                 Title:


                 PREMIUM HOLDINGS CORP.


                 By /s/ Theodore E. Gordon, Jr.
                   -----------------------------------------
                 Name:  Theodore E. Gordon, Jr.
                 Title: Chairman

                 THE HIGH YIELD INCOME FUND, INC.
                 PRUDENTIAL HIGH YIELD FUND

                 BY THE PRUDENTIAL INVESTMENT CORPORATION,
                     AS INVESTMENT ADVISER


                 By_________________________________________
                 Name:
                 Title:


                 CONTINENTAL ASSURANCE COMPANY
                     ON BEHALF OF ITS SEPARATE ACCOUNT
                     CONTINENTAL ASSURANCE COMPANY
                     PENSION INVESTMENT FUND


                 By_________________________________________
                 Name:
                 Title:


                 GEM CAPITAL MANAGEMENT, INC.
                     AS INVESTMENT ADVISOR FOR:

                     DELTA AIRLINES RETIREMENT RUST
                     LOS ANGELES FIRE & POLICE PENSION PLAN
                     MT. SINAI SCHOOL OF MEDICINE
                     XEROX PROFIT SHARING


                 By_________________________________________
                 Name:
                 Title:

                                                                       Exhibit A
                                                                       ---------

                                 DEFINED TERMS
                                 -------------

     "Accredited Investor" has the meaning assigned to such term under Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

     "Act" shall mean the Delaware Limited Liability Company Act (6 Del. C.
Section  18-101, et seq.) as amended and in effect from time to time.

     "Affiliate" shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean the Second Amended and Restated Limited Liability Company Agreement of the Company to which this Exhibit A is attached, as such agreement may be amended from time to time.

     "Alien" shall mean an alien as defined under Missouri Revised Statutes Section Section 442.560-442.591 and any regulations thereunder.

     "Assignee" shall mean a Person that has acquired the right from a Member to (i) share in Net Profit and Net Loss of the Company, (ii) receive Distributions and (iii) receive the allocation of income, gain, loss deductions or credits (and items thereof) of the Company to which the transferor Member was entitled in accordance with the provisions of Article 9, but has not been admitted as a Member of the Company in accordance with the provisions of
Article 10.

     "Board of Managers" means the Board of Managers as provided in Section
5.1.

     "Book Gain" or "Book Loss" shall mean the gain or loss recognized by the Company for book purposes in any Fiscal Year or other period by reason of the sale, exchange or other disposition of any Company asset. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such asset as of the date of such sale, exchange or other disposition, rather than by reference to the tax basis of such asset as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless otherwise expressly provided herein.

     "Book Value" of an asset shall mean, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date. The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Book Value shall be the fair market value, as agreed to by the Members or determined by the Members, and such Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect thereto.

     "Capital Account" is defined in Section 7.3. An Assignee may acquire an interest in a Capital Account as provided in Section 9.2.

     "Capital Contribution" shall mean with respect to any Member, the amount of money plus the fair market value of any other property contributed to the Company (net of any liabilities assumed by the Company and any liabilities to which contributed property is subject) with respect to the Interest held by such Member pursuant to the terms of this Agreement.

     "Certificate" shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

     "Class A Members" means Members holding Class A Units.

     "Class B Members" means Members holding Class B Units.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

     "Committee" shall have the meaning provided in the Management Option Plan.

     "Company" shall mean the limited liability company to which this Agreement relates that was formed upon the merger of PSF Finance L.P. and PSF Holdings, L.L.C., by action of the original Members.

     "Depreciation" shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Members, with the advice of the Company's independent accountants.

     "Disability" shall mean a disability as a result of any illness, injury, accident or condition of either a physical or psychological nature which renders an individual unable to perform substantially all of such individual's duties or responsibilities as an employee of the Company or an Affiliate of the Company for three consecutive months or shorter periods aggregating three months in any 12-month period. The existence of a Disability shall be determined in accordance with any applicable employment agreement in effect between such individual and the Company or an Affiliate of the Company or, in the absence of such agreement, by the Company, whose determination shall be final and binding.

     "Distribution" shall mean cash or property distributed to a Member or a Member's Assignee in respect of the Member's Interest in the Company.

     "Economic Interest" shall mean all rights of an Assignee with respect to an Interest.

     "Employee Member" shall mean each Member who has been issued Units or has acquired Units pursuant to options granted to such Person in connection with such Person's employment with the Company or an Affiliate of the Company.

     "Fair Value". The term "Fair Value" as applied to all or any portion of the Interest of any Member shall mean the fair market value of the Interest in question as determined by the Board of Managers in good faith.

     "Fiscal Quarter" shall mean each quarter of the Fiscal Year.

     "Fiscal Year" shall mean the taxable year of the Company, which shall be the calendar year unless otherwise determined by the Board of Managers in accordance with applicable laws.

     "Foreign Business" shall mean a foreign business as defined under Missouri Revised Statutes Sections 442.560-442.591 and any regulations thereunder.

     "Indemnified Persons" is defined in Section 13.1.

     "Interest" shall mean the entire interest of a Member in the capital and profits of the Company, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

     "Management Option Plan" shall mean the Amended and Restated PSF Holdings, L.L.C. 1996 Management Option Plan effective as of September 17, 1996, as amended on March 14, 1997, and from time to time thereafter.

     "Managers" means the Persons designated or elected from time to time to the Board of Managers of the Company, acting in their capacity as Managers.

     "Members" shall mean the Persons listed as members on Exhibit B hereto and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.

     "Members' Estimated Tax Liability" is defined in Section 7.2.1.

     "MS Member" means Morgan Stanley Group Inc., any successor thereto by operation of law, or any Affiliate of Morgan Stanley Group Inc. or such successor (other than

Premium Holdings Corp.) for so long as Morgan Stanley Group Inc. or such Affiliate or such successor is a Member.

     "Net Profit" and "Net Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss, respectively, for such year or period, determined in accordance with section 703(a) of the Code (taking into account all items of income, gain, loss, or deduction required to be stated separately pursuant to section 703(a)(1) of the Code), with the following adjustments:

     (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this provision shall be added to such taxable income or loss;

     (ii)  any expenditures of the Company described in section
           705(a)(2)(B) of the Code (relating to expenditures which are neither deductible nor properly chargeable to capital) or treated as Code section 705(a)(2)(B) expenditures pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

     (iii) Book Gain or Book Loss from the sale or other disposition of any asset of the Company shall be taken into account in lieu of any tax gain or tax loss recognized by the Company by reason of such sale or other disposition; and

     (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed as provided in this Agreement.

     "Percentage Interest" is defined in Section 3.5.

     "Person" shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity, and for purposes of Section
9.3 only, shall also include a group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "PSF" shall mean Premium Standard Farms, Inc., a Delaware corporation, a wholly owned subsidiary of the Company.

     "Regulations" shall mean the Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

     "Required Members" shall mean a Member or Members, other than a MS Member, holding more than 50% of the aggregate Percentage Interests allocated to all Members, other than MS Members.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Tax Distribution" shall mean Distributions made from time to time pursuant to Section 7.2.1.

     "Tax Distribution Rate" shall mean the highest marginal combined federal, state and local income tax rate applicable to any of the Members (determined after giving effect to the deduction (if allowable) of state and local income taxes for federal income tax purposes and the deduction for local income taxes (if allowable) for state income tax purposes).

     "Tax Matters Member" is defined in Section 8.1.

     "Taxable Income from Operations" shall mean (i) the net amount of (A) income and gains (not including income and gains exempt from federal income tax) over (B) deductions and losses (not including any expenditures of the Company described in Code Section 705(a)(2)(B) or any expenditures treated as if so described pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) that was recognized by the Company and allocated among the Members for federal income tax purposes pursuant to Section 7.3.2 for the immediately preceding Fiscal Year, excluding any income, gains, deductions or losses arising in such Fiscal Year from the disposition of substantially all of the assets of the Company.

     "Transfer" is defined in Section 9.1.1.

     "Units" is defined in Section 3.4.

                                                                       Exhibit B
                                                                       ---------


NAME OF MEMBER              NO. OF   CLASS OF   PERCENTAGE   AGREED CAPITAL
                             UNITS    UNITS       INTEREST     CONTRIBUTION

Putnam Asset
Allocation Funds -
Balanced Portfolio          12,885      A          0.1289%         $154,620

Putnam Asset
Allocation Funds -
Conservative
Portfolio                    4,186      A          0.0419%          $50,232

Putnam Asset
Allocation Funds -
Growth Portfolio             3,305      A          0.0331%          $39,660

Putnam Balanced
Retirement Fund             11,013      A          0.1101%         $132,156

Putnam Convertible
Opportunities and
Income Trust                22,025      A          0.2203%         $264,300

Putnam Diversified
Income Trust               979,968      A          9.7997%      $11,759,616

Putnam Equity Income
Fund                         1,101      A          0.0110%          $13,212

The George Fund of
Boston                      22,025      A          0.2203%         $264,300

Putnam Global
Governmental Income
Trust                       11,327      A          0.1133%         $135,924

Putnam High Income
Convertible and Bond
Fund                        33,430      A          0.3343%         $401,160

Putnam High Yield
Advantage Fund             707,186      A          7.0719%       $8,486,232

Putnam High Yield Trust  1,185,708      A         11.8571%      $14,228,496

Putnam Income Fund          44,051      A          0.4405%         $528,612

Putnam Managed High
Yield Trust                 57,579      A          0.5758%         $690,948



NAME OF MEMBER              NO. OF   CLASS OF   PERCENTAGE   AGREED CAPITAL
                             UNITS    UNITS       INTEREST     CONTRIBUTION
Putnam Master
Intermediate Income
Trust                       71,533      A          0.7153%         $858,396

Putnam Master Income
Trust                      100,386      A          1.0039%       $1,204,632

Putnam Capital
Management Trust - PCM
Diversified Income
Fund                        52,810      A          0.5281%         $633,720

Putnam Capital
Management Trust - PCM
High Yield Fund            157,853      A          1.5785%       $1,894,236

Putnam Premier Income
Trust                      250,248      A          2.5025%       $3,002,976

Ameritech Pension Trust     31,938      A          0.3194%         $383,256

Southern Farm Bureau
Annuity Insurance
Company                     18,722      A          0.1872%         $224,664

Putnam High Yield
Managed Trust               35,429      A          0.3543%         $425,148

Putnam Diversified
Income Portfolio/Smith
Barney/Travelers
Series Fund                  2,203      A          0.0220%          $26,436

General Motors
Retirement Program for
Salaried Employees
High Yield Account          55,064      A          0.5506%         $660,768

The Prudential Series
Fund, Inc., High Yield
Bond Portfolio              22,025      A          0.2203%         $264,300

The U.S. High Yield
Fund SICAV                  77,873      A          0.7787%         $934,476

The High Yield Income
Fund, Inc.                  27,924      A          0.2792%         $335,088

NAME OF MEMBER              NO. OF   CLASS OF   PERCENTAGE   AGREED CAPITAL
                             UNITS    UNITS       INTEREST     CONTRIBUTION
Prudential High Yield
Fund                       951,717      A          9.5172%      $11,420,604

Continental Assurance
Company Pension
Investment Fund            742,247      A          7.4225%       $8,906,964

Delta Airlines
Retirement Trust            97,610      A          0.9761%       $1,171,320

Los Angeles Fire &
Police Pension Plan        351,942      A          3.5194%       $4,223,304

Mt. Sinai School of
Medicine                    56,194      A          0.5619%         $674,328

Xerox Profit Sharing       166,973      A          1.6697%       $2,003,676

Pan Fixed Income Fund
Ltd.                        40,945      A          0.4095%         $491,340

Pan International Ltd.      12,114      A          0.1211%         $145,368

Collings Farm, Inc.          3,000      B          0.0300%          $36,000

PSF Finance Holdings
Inc.                       219,000      B          2.1900%       $2,628,000

Premium Holdings Corp.      78,000      A          0.7800%         $936,000

Morgan Stanley Group,
Inc.                     2,112,664      B         21.1266%      $25,351,968

OCM Opportunities
Fund, L.P.               1,212,087      A         12.1209%      $13,453,007

Columbia/HCA Master

Retirement Trust            46,710      A          0.4671%         $560,557


                                                                       Exhibit C
                                                                       ---------

                                    OFFICERS


     1. Officers. Officers and agents of the Company, if any, shall be appointed by the Board of Managers in their discretion. An officer may be but none need be a Member or Manager. Any two or more offices may be held by the same person. Any officer may be required by the Board of Managers to secure the faithful performance of the officer's duties to the Company by giving bond in such amount and with sureties or otherwise as the Board of Managers may determine.

     2. Powers. Subject to the limitations set forth in Section 5.3 of the Agreement, each officer shall have, in addition to the duties and powers herein set forth, the duties and powers set forth in Section 5.3 of the Agreement or delegated to such officer as provided in said Section 5.3.

     3. Appointment. Officers may be appointed by the Board of Managers at any time. At any time or from time to time the Board of Managers may delegate to any officer its power to elect or appoint any other officer or any agents.

     4. Tenure. Each officer shall hold office until the first meeting of the Board of Managers following the beginning of the next fiscal year and until such officer's respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of such officer's election or appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain their authority at the pleasure of the Board of Managers, or the officer by whom such agent was appointed or by the officer who then holds agent appointive power.

     5. Resignation; Removal; Vacancies. Any officer or agent may resign by delivering a written letter of resignation to the President, the Secretary or to the Board of Managers addressed to the Company, which resignation shall not require acceptance and, unless otherwise specified in the letter of resignation, shall be effective upon receipt. The Board of Managers or the officer appointing the officer or agent may remove any officer or agent at any time without giving any reason for such removal and no officer or agent or shall be entitled to any damages by virtue of such officer's removal from office or such position as agent. If any office becomes vacant, the position may be filled by the Board of Managers or in such other manner as the officer in question was appointed.

     6. President and Vice President. Unless the Board of Managers shall designate a Manager to serve as Chairman, the Chief Executive Officer, shall preside, or designate the person who shall preside, at all meetings of the Board of Managers.

     Unless the Board of Managers otherwise specifies, the President shall be the chief executive officer and shall have direct charge of all business operations of the Company and, subject to the control of the Board of Managers, shall have general charge and supervision of the business of the Company.

     Any vice presidents shall have duties as shall be designated from time to time by the Board of Managers or the President.

     7. Treasurer and Assistant Treasurers. Unless the Board of Managers otherwise specifies, the Treasurer shall be the chief financial officer of the Company and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Board of Managers or the President. If no Controller is elected, the Treasurer shall, unless the Board of Managers otherwise specifies, also have the duties and powers of the Controller.

     Any Assistant Treasurers shall have such duties and powers as shall be designated from time to time by the Board of Managers, the President or the Treasurer.

     8. Controller and Assistant Controllers. If a Controller is elected, the Controller shall, unless the Board of Managers otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the Board of Managers, the President or the Treasurer.

     Any Assistant Controller shall have such duties and powers as shall be designed from time to time by the Board of Managers, the President, the Treasurer or the Controller.

     9. Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Board of Managers and the Members in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board of Managers and the Members. In the absence of the Secretary from any meeting, an Assistant Secretary, or if there be one or no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers or the President.

     Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the President or the Secretary.

     10. Execution of Papers. Except as the Board of Managers may generally or in particular cases authorize the execution thereof in some other manner, and subject to the limitations set forth in Sections 5.3 of the Agreement, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company shall be signed by the President, a Vice President or the Treasurer.




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